Filed pursuant to Rule 433
Registration Statement No. 333-124095
Dated May 18, 2005
Final Term Sheet

Issuer	Eksportfinans ASA

Size	US$	1,000,000,000

Rating	Aaa (Moody’s), AA+ (S&P), AAA (Fitch)

Lead Managers and	Goldman Sachs International, Morgan Stanley & Co.
Bookrunners	International Limited, Nomura International plc

Co-Managers	Bank of America, Barclays, Deutsche Bank, DKW, MUFG, Mizuho, Nordea, TD Securities

Agents acting as	Principal

Launch Date	18/05/2006

Pricing Date	18/05/2006

Settlement Date	25/05/2006

Maturity Date	25/05/2016

Coupon	5.500% (semi-annual 30/360, Following, Unadjusted)

First Coupon Date	25/11/2006

Coupon payment dates	25 May and 25 November in each year

Issue / Re-offer Price	99.628%

Benchmark	5.125% UST due May 2016

Benchmark Yield	5.099% semi-annual

Re-offer Spread	UST + 45 bps

Re-offer Yield	5.549% semi-annual

Fees	0.15% upfront

Status	Senior, unsecured

Business Days	New York and London

Additional amounts payable / tax redemption	Yes

Listing	Application will be made to list the notes on the Luxembourg Stock Exchange

Documentation	Global — US MTN Programme

Denominations (USD)	US$2,000 with US$1,000 increments thereafter

Form of notes	Book-entry

Settlement	DTC/Euroclear/Clearstream

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (Registration No. 333-124095). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy from Goldman Sachs by calling
1-866-471-2526, Morgan Stanley by calling 1-866-718-1879 or Nomura by calling collect at +44 (0)207 521 5652.

All-in Price	99.478%

All-in Yield	5.569%

Net Proceeds	US$994,780,000

All-in Spread	UST + 47 bps

Other	The Managers will pay the expenses of the issue of the notes. The Lead Managers (or their affiliates) are the Issuer’s swap counterparties for a hedge of the Issuer’s obligations under the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (Registration No. 333-124095). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy from Goldman Sachs by calling
1-866-471-2526, Morgan Stanley by calling 1-866-718-1879 or Nomura by calling collect at +44 (0)207 521 5652.